As filed with the U.S. Securities and Exchange Commission on October 19, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIMA BIOMED LTD

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Australia	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Level 12, 95 Pitt Street

Sydney, 2000 New South Wales

Australia

+61 (0)2 8315 7003

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marc Voigt

Chief Executive Officer

Prima BioMed Ltd

Level 12, 95 Pitt Street

Sydney, 2000 New South Wales

Australia

+61 (0)2 8315 7003

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Deanne Miller Prima BioMed Ltd Level 12, 95 Pitt Street Sydney, 2000 New South Wales Australia +61 (0)2 8315 7003	Christopher H. Cunningham K&L Gates LLP 925 Fourth Avenue, Suite 2900 Seattle, Washington 98104-1158 United States of America +1 (206) 623-7580

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to Be Registered(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary shares, no par value per share	197,345,100	$0.02625	$5,180,308.88	$644.95

(1)	American Depositary Shares (the “ADSs”) issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2012 (file no.: 333-180538). Each ADS represents 100 ordinary shares.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from share splits, share dividends, recapitalizations or similar transactions.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices of the registrant’s ADSs on the NASDAQ Global Market on October 16, 2017, or $2.625, divided by 100 (to give effect to the 100:1 ratio of ordinary shares to ADSs).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 19, 2017

PROSPECTUS

197,345,100 Ordinary Shares represented by 1,973,451 American Depositary Shares

This prospectus relates to the offer and sale from time to time by the selling shareholders identified in this prospectus of up to 197,345,100 ordinary shares, no par value, of Prima BioMed Ltd, represented by 1,973,451 American Depositary Shares, or ADSs, which ADSs are issuable upon exercise of certain of our outstanding warrants (referred to in this prospectus as the Warrants). Each ADS represents 100 ordinary shares.

The Warrants have an exercise price of $2.50 per ADS, became exercisable on July 5, 2017, their date of issue, will expire on January 5, 2023. The Warrants were issued by us to the selling shareholders in a non-public offering (referred to in this prospectus as the Private Placement) that was completed on July 5, 2017, pursuant to a securities purchase agreement, dated June 29, 2017, and entered into between us and the selling shareholders.

The selling shareholders will receive all of the proceeds from any sales of ADSs offered pursuant to this prospectus. We will not receive any of these proceeds, but we will incur expenses in connection with this offering. Any proceeds received by us from the exercise of the Warrants will be used for general corporate purposes.

The selling shareholders may sell the ADSs at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. ADSs may be sold at the market price thereof at the time of a sale, at prices relating to the market price over a period of time or at prices negotiated with the buyers of ADSs. See “Plan of Distribution” for more information.

The ADSs are listed on the Nasdaq Global Market under the symbol “PBMD” and the last reported sale price of the ADSs on October 18, 2017 was $2.38 per ADS. Our ordinary shares are listed on the Australian Securities Exchange, or the ASX, under the symbol “PRR” and the last reported sale price of our ordinary shares on October 18, 2017 was A$0.03 per share.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in the ADSs involves a high degree of risk. We refer you to the section entitled “Risk Factors ” beginning on page 7 of this prospectus and under similar sections in the documents we incorporate by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2017.

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, references in this prospectus to “Prima,” the “Company,” “we,” “us” and “our” refer to Prima BioMed Ltd and its subsidiaries.

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this registration statement, the selling shareholders may sell the ADSs at various times and in various types of transactions. We will not receive any of the proceeds from these sales, but we will incur expenses in connection with this offering. This document may only be used where it is legal to sell these securities.

This prospectus only provides you with a general description of the securities being offered. Each time a selling shareholder sells any of the offered ADSs, such selling shareholder will provide this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement and any free writing prospectus relating to the offered ADSs that is prepared by us or otherwise authorized by us, together with the additional information described under the sections “Where You Can Find Additional Information” and “Information Incorporated by Reference.”

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus relating to the offered ADSs that is prepared by us or otherwise authorized by us. We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation. You should assume that the information contained in this prospectus, any prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement, as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.” We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before deciding whether to invest in any of the ADSs being offered by the selling shareholders.

Prima BioMed and Immutep are our trademarks. We hold a provisional application for Prima BioMed in Australia and we are in the process of filing international applications for it. Immutep is a registered trademark in France. In addition, this prospectus and the information incorporated herein by reference may include other trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus or the information incorporated herein by reference are the property of their respective owners.

This prospectus and the information incorporated herein by reference contain market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data. In addition, this prospectus and the information incorporated herein by reference may include certain references to ClinicalTrials.gov identifiers; such website address is provided as an inactive textual reference only, and the information on, or accessible through, such website is not a part of this prospectus.

References to “A$” are to the lawful currency of Australia, references to “$” or “US$” are to the lawful currency of the United States of America, and references to “£” are to pounds sterling.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus and in the documents incorporated by reference. This summary provides an overview of selected information and does not contain all the information you should consider before investing in the ADSs. Therefore, you should read the entire prospectus, any prospectus supplement and any free writing prospectus that we have authorized for use in connection with this offering carefully, including the “Risk Factors” section, and other documents or information included or incorporated by reference in this prospectus and any prospectus supplement before making any investment decision.

Overview

We are a globally active biotechnology company that is a leader in the development of novel immunotherapeutic products for the treatment of cancer and autoimmune diseases. We are dedicated to leveraging our technology and expertise to bring to patients innovative therapeutics that address unmet medical needs and to maximize value to our shareholders. Our core technologies are based on the lymphocyte activation gene 3, or LAG-3, immune control mechanism, which we believe plays a vital role in the regulation of the T cell immune response.

Key LAG-3 Intellectual Property Owned, Co-owned or In-licensed by Us.

On December 9, 2002, Ares Trading SA, a wholly owned subsidiary of Serono (now Merck Serono) and Immutep SA, or Immutep (which we acquired in December 2014), entered into an exclusive license agreement for the development of the LAG-3 technology. This license covers use of certain patents and know-how necessary for the development of certain LAG-3 products. We are permitted under this license to sublicense use of the covered background patents and know-how and have done so with Eddingpharm, GlaxoSmithKline and Co-Stim Pharmaceuticals in connection with the arrangements discussed below. Immutep agreed to pay Serono a relatively small share of revenues from sub-licensees of certain products for a specified term. Any improvements made by these sublicensees to the technology, and any new developments in intellectual property covered by the license, remain the property of Immutep.

On July 5, 2010, Immutep and the Institut National de la Santé et de la Recherche Médicale, or Inserm Transfert, entered into a commercial co-ownership and exploitation agreement relating to depleting (cytotoxic) LAG-3 antibodies that were co-developed by both parties. Immutep has full commercial development rights to the antibodies and agreed to pay Inserm Transfert an undisclosed royalty and a single milestone in the event of commercialization.

In addition to the original patent families in-licensed from Merck Serono, we own, co-own or in-license 11 patent families which collectively cover our clinical candidates IMP321, IPM731, IMP701 and IMP761 discussed below.

IMP321 Clinical Development.

Our current lead product candidate is IMP321, a recombinant protein that may be used in combination with other agents to amplify a patient’s immune response. IMP321 is a soluble LAG-3Ig fusion protein and an antigen presenting cell, or APC, activator boosting the immune system. This product candidate was acquired through our acquisition of Immutep in December 2014.

We are developing IMP321 both on our own and jointly with Eddingpharm under a licensing agreement, dated May 2013 as amended from time to time, between our subsidiary, Immutep, and Eddingpharm. Eddingpharm has the exclusive right to commercialize IMP321 in China, Macau, Hong Kong and Taiwan, while

Immutep holds all rights in the rest of the world. Eddingpharm paid for the manufacture of IMP321 good manufacturing practice, or GMP, grade material needed for the ongoing clinical trials of IMP321. Future costs of manufacturing of IMP321 will be our responsibility. Immutep has agreed to offer technical assistance to Eddingpharm to facilitate its application to register IMP321 in China, Macau, Hong Kong and Taiwan. Eddingpharm is also required to make milestone payments to Immutep if IMP321 achieves specific milestones with respect to the development and commercialization of IMP321 as well as undisclosed royalties on sales of IMP321.

In 2016, we started two new clinical trials for IMP321. The first one was “Active Immunotherapy PAClitaxel,” or AIPAC, a Phase IIb study on IMP321’s effectiveness in treating metastatic breast cancer. In 2015, we held a scientific advice meeting with the European Medicines Agency, or EMA, in regard to the AIPAC study. The primary purpose of the AIPAC trial, which will have a randomized study group of up to 226 patients, is to determine the clinical benefit of IMP321 in combination with paclitaxel in terms of progression-free survival as the primary clinical endpoint in a specific patient population. The second of the two clinical trials is “Two ACTive Immunotherapeutics in melanoma,” or TACTI-mel, a Phase I study. The purpose of this study is to determine the safety of IMP321 in combination with pembrolizumab when given to patients with unresectable or metastatic melanoma. The study will also evaluate the combined effects on patients’ immune responses. Currently, this study is expected to recruit up to 18 patients in three cohorts.

IMP731 Clinical Development.

Our second key product candidate is IMP731, a depleting (cytotoxic) antibody that is intended to destroy LAG-3 expressing activated T cells involved in autoimmunity. This product candidate was acquired through our acquisition of Immutep.

IMP731 has been licensed by Immutep to GlaxoSmithKline, or GSK, under a license and research agreement, dated December 2010. Under this license, GSK has the exclusive development right of IMP731 and has agreed to fund all the development costs. In exchange for the grant of this license, Immutep received from GSK an undisclosed upfront payment and has the right to receive potential milestone payments up to an aggregate amount of £64 million, minus the upfront payment amount and first milestone amount. In addition, Immutep also has the right to receive potential single-digit tiered royalty payments.

In January 2015, we collected our first milestone payment from GSK for the development of GSK2831781, an anti-LAG-3 antibody derived from IMP731. This milestone payment was triggered by the first dosing of a patient in the related Phase I trial, and the amount was a single-digit U.S. million dollar sum.

IMP701 Clinical Development.

Our third key product candidate is IMP701, an antagonist (blocking) antibody targeting the LAG-3 molecule on T cells with potential applications in the treatment of cancer. It is designed to block the negative signal that may stop T cells from responding to the cancer. The product candidate was acquired through our acquisition of Immutep.

Immutep licensed the development of IMP701 to CoStim Pharmaceuticals, or CoStim, under an exclusive license and collaboration agreement for development of humanized antagonist antibodies to LAG-3, dated September 2012. Under this license, CoStim has the exclusive development rights to IMP701, in consideration for the obligation to fund all the development costs and to make milestone and royalty payments to Immutep.

In February 2014, CoStim became a wholly owned subsidiary of Novartis. Novartis continues the development of IMP701, including the ongoing Phase I/II clinical trial that began in August 2015. According to certain publicly available records, the number of patients in that clinical trial was increased from 240 to 416 during fiscal year 2016.

We received our second clinical milestone payment of US$1 million from Novartis in August 2017.

IMP761 Clinical Development.

In January 2017, we announced that we conducted research on a new early stage product candidate, a humanized IgG4 monoclonal antibody known as IMP761. Currently, we are conducting preclinical experiments on IMP761.

We filed a patent application in September 2016 to seek protection for this antibody.

CVac (Clinical Development for the Treatment of Ovarian Cancer Patients in Remission).

Prior to our acquisition of Immutep in 2014, our lead program was CVac, the treatment of epithelial ovarian cancer patients who were in complete second remission. We believe that this disease represents a significant unmet medical need due to the high relapse rates and high morbidity associated with the disease.

After completing a strategic review of the assets after acquiring Immutep, we decided to consolidate the CVac clinical trial program and seek a development partner. In May 2016, we entered into a sale and exclusive licensing agreement with Sydys Corporation Inc., or Sydys, a publicly traded New York-based company that has been repurposed as a special purpose vehicle to develop the CVac assets.

In the event CVac is successfully commercialized, we have the potential to receive from Sydys over A$400 million (or approximately US$304 million (based on the June 27, 2017 exchange rate published by the Reserve Bank of Australia)) in development, regulatory and commercial milestone payments payable for achievement of set commercial sales targets, in addition to low single digit royalties on sales of commercialized CVac products. As Sydys possessed no significant cash reserves at the time of the transaction and generally lacks product diversity, there are significant risks associated with this transaction, such as the potential inability of Sydys to raise sufficient funds in order to develop and commercialize CVac.

Recent Private Placement and Concurrent Public Offering

On July 5, 2017, we closed a public offering of 263,126,800 ordinary shares represented by 2,631,268 ADSs to the selling shareholders in exchange for proceeds to us, before expenses, of $4,762,803.42. In the Private Placement, a concurrent non-public offering, we also sold to the selling shareholders, for no additional consideration, a Warrant to purchase up to 0.75 ADSs for each ADS purchased for cash in the public offering. This prospectus relates to the offer and sale by the selling shareholders of those ordinary shares represented by ADSs that are issuable upon exercise of the Warrants. See “Private Placement of Warrants” for more information about the Warrants.

Corporate Information

Prima BioMed Ltd was incorporated under the laws of the Commonwealth of Australia on May 21, 1987.

The principal listing of our ordinary shares and listed options to purchase our ordinary shares is on the ASX. We filed a registration statement covering the ADSs on Form F-6 (File No. 333-180538) with the SEC that was declared effective on April 12, 2016, and the ADSs representing our ordinary shares began trading on the NASDAQ Global Market under the symbol “PBMD” on April 16, 2012. The Bank of New York Mellon, located at 225 Liberty Street, New York, New York 10286, acts as our depositary, and registers and delivers the ADSs, each of which represents 100 of our ordinary shares.

Our registered office is located at Level 12, 95 Pitt Street, Sydney 2000, New South Wales, Australia, and our telephone number is +61 (0)2 8315 7003. Our address on the Internet is www.primabiomed.com.au. Our website address is provided as an inactive textual reference only, and the information on, or accessible through, our website is not part of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For so long as we remain an emerging growth company, we are permitted to rely on exemptions from some of the reporting requirements that are applicable to public companies that are not emerging growth companies. These exemptions include, for example, not being required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act of 2002 in the assessment of our internal control over financial reporting. We have taken, and may continue to take, advantage of some of these exemptions until we are no longer an emerging growth company.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year following the fifth anniversary of our initial U.S. public offering, which closed on July 5, 2017, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1,070,000,000, (c) the date on which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares (including ordinary shares represented by ADSs) that is held by non-affiliates exceeds $700 million as of the end of the second quarter of our last completed fiscal year, and (d) the date on which we have issued more than $1 billion in non-convertible debt during a three-year period.

RISK FACTORS

You should consider carefully the risks described below, described under the heading “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2017 and described under similar headings in the other documents we incorporate by reference herein, together with all other information in this prospectus, any prospectus supplement and any free writing prospectus that we have authorized for use and the other information and documents incorporated by reference herein and therein before you make a decision to invest in the ADSs. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of the ADSs to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Relating to this Offering

Sales of ADSs issuable upon exercise of the Warrants and other derivative securities may cause the market price of our ADSs to decline.

The Warrants entitle the selling shareholders to purchase up to 1,973,451 ADSs, representing 197,345,100 of our ordinary shares, at a purchase price per ADS of $2.50. The sale of these additional ordinary shares, or the perception that such sales could occur, may cause the market price of our ADSs to decline or become more volatile.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements for purposes of these provisions, including without limitation any statements relating to:

•	our product development and business strategy, including the potential size of the markets for our products and future development and/or expansion of our products and therapies in our markets;

•	our future research and development activities, including clinical testing and manufacturing and the costs and timing thereof;

•	sufficiency of our cash resources;

•	our ability to commercialize products and generate product revenues

•	our ability to achieve and collect milestone and royalty payments from our collaboration partners and other contract counterparties;

•	any statements relating to the intention of use of proceeds;

•	our ability to raise additional funding when needed;

•	any statements concerning anticipated regulatory activities or licensing or collaborative arrangements, including our ability to obtain regulatory clearances;

•	our research and development and other expenses;

•	our operations and intellectual property risks;

•	our ability to remain compliant with NASDAQ’s continuing listing standards; and

•	any statement of assumptions underlying any of the foregoing.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “contemplate,” the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our views as of the date on which they were made with respect to future events and are based on assumptions and subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by such statements. We discuss these risks in greater detail under the heading “Risk Factors” in this prospectus, in our Annual Report on Form 20-F for the fiscal year ended June 30, 2017 and under similar headings in the other documents we incorporate by reference herein. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus, together with the information incorporated herein by reference as described under the section titled “Where You Can Find Additional Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition.

You should rely only on information contained or incorporated by reference in this prospectus and any prospectus supplement, and the registration statement of which this prospectus is a part, including the exhibits that we have filed with the registration statement. You should understand that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase ADSs, you should carefully consider the risk factors discussed and incorporated by reference in this prospectus and any prospectus supplement.

AUSTRALIAN CHANGE IN CONTROL AND DISCLOSURE OF INTEREST REQUIREMENTS

Change of Control Including the Takeover Prohibition

Under the Australian Corporations Act 2001 (Cth), or the Corporations Act, there are a number of takeover prohibitions and disclosure of interest requirements.

Takeover Prohibition under the Corporations Act.

Takeovers of listed Australian public companies, such as us, are regulated among other things by the Corporations Act, which prohibits the acquisition of a relevant interest in issued voting shares in a listed company if the acquisition will lead to the person’s or someone else’s voting power (which includes that of their associates) in the company increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%, subject to a range of exceptions.

A relevant interest is defined very broadly to capture most forms of interest in shares. Generally, and without limitation, a person will have a relevant interest in securities if they:

•	are the holder of the securities;

•	have power to exercise, or control the exercise of, a right to vote attached to the securities; or

•	have power to dispose of, or control the exercise of a power to dispose of, the securities (including any indirect or direct power or control).

It does not matter how remote the relevant interest is or how it arises. If two or more people can jointly exercise one of these powers, each of them is taken to have that power. If at a particular time a person has a relevant interest in issued securities and the person:

•	has entered or enters into an agreement with another person with respect to the securities;

•	has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities; or

•	has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities, and the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised, the other person is taken to already have a relevant interest in the securities.

A person will also be regarded as having a relevant interest in voting shares in a company if the non-voting securities in which the person already had a relevant interest become voting shares in the company or there is an increase in the number of votes that may be cast on a poll attached to voting shares that the person already had a relevant interest in. In these circumstances, the acquisition of the relevant interest will occur when the securities become voting shares or the number of votes increases.

Associates are defined broadly and include:

•	corporate entities owned or controlled by the person;

•	corporate entities that control the person;

•	corporate entities that are controlled by an entity which controls the person;

•	persons with whom the person has or proposes to enter into agreements with which relate to the composition of our board;

•	persons with whom the person has or proposes to enter into agreements with which relate to the composition of our board; and

•	persons with whom the person is acting or is proposing to act in concert.

There are a number of exceptions to the prohibition on acquiring a relevant interest in issued voting shares in a listed company if the acquisition will lead to the person’s or someone else’s voting power in the company increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%. In general terms, some of the more significant exceptions include:

•	when the acquisition results from the acceptance of an offer under a formal takeover bid;

•	when the acquisition is conducted on market by or on behalf of the bidder under a takeover bid and the acquisition occurs during the bid period;

•	when shareholders of the company approve the takeover by resolution passed at a general meeting;

•	an acquisition by a person if, throughout the six months before the acquisition, that person, or any other person, has had voting power in the company of at least 19% and as a result of the acquisition, none of the relevant persons would have voting power in the company more than three percentage points higher than they had six months before the acquisition;

•	as a result of a pro-rata issue of shares;

•	as a result of dividend reinvestment schemes;

•	as a result of underwriting arrangements;

•	through operation of law;

•	an acquisition which arises through the acquisition of a relevant interest in another listed company;

•	an acquisition arising from an auction of forfeited shares; or

•	an acquisition arising through a compromise, arrangement, liquidation or buyback.

Breaches of the takeovers provisions of the Corporations Act are criminal offenses. The Australian Securities and Investments Commission and the Australian Takeovers Panel have a wide range of powers relating to breaches of takeover provisions including the ability to make orders cancelling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches to the takeovers provisions provided in the Corporations Act.

Disclosure in relation to Substantial Shareholding and Beneficial Ownership.

The Corporations Act requires that a person must give notice to us in the prescribed form within two business days (or in some cases by the next business day) if:

•	the person begins to have, or ceases to have, a substantial holding in us. A substantial holding will arise if a person and their associates have a relevant interest in 5% or more of the votes in us or the person has made a takeover bid for the voting shares in us;

•	if the person has a substantial holding in us and there is a movement of 1% or more in their holding; or

•	if the person makes a takeover bid for us.

For the purposes of the notification obligation, a relevant interest in the voting shares is defined very broadly to capture most forms of interests in our shares. Generally, a person will have a relevant interest in securities if such person is the holder of the securities, has power to exercise, or control the exercise of, a right to vote attached to the securities or has power to dispose of, or control the exercise of a power to dispose of, the securities (including any indirect or direct control or power).

The rights attaching to our shares for non-compliance with the disclosure of interest requirements may result in disenfranchisement, loss of entitlement to dividends and other payments and restrictions on transfer. A person who contravenes these obligations is liable to compensate a person for any loss or damage the person suffers

The Foreign Acquisitions and Takeovers Act 1975

Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage of the shares in an Australian company without approval from the Australian Treasurer. These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act, or the Takeovers Act.

Under the Takeovers Act, as currently in effect, any foreign person, together with associates, or parties acting in concert, is prohibited from acquiring 20% or more of the shares in any company having total assets or total issued securities value of A$252 million or more (or A$1,094 million or more in case of U.S. investors) without the approval of the Australian Treasurer. “Associates” is a broadly defined term under the Takeovers Act and includes:

•	any relative of the person (including spouses, lineal ancestors and descendants, and siblings);

•	partners, officers of companies, the company, employers and employees, and corporations;

•	their shareholders related through substantial shareholdings or voting power;

•	corporations whose directors are controlled by the person, or who control a person; and

•	associations between trustees and substantial beneficiaries of trust estates.

In addition, a foreign person may not acquire shares in a company having total assets or total issued securities of A$252 million or more (or A$1,094 million or more in case of U.S. investors) if, as a result of that acquisition, the total holdings of all foreign persons and their associates will exceed 40% in aggregate without the approval of the Australian Treasurer. If the necessary approvals are not obtained, the Treasurer may make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time. The same rule applies if the total holdings of all foreign persons and their associates already exceeds 40% and a foreign person (or its associate) acquires any further shares, including in the course of trading in the secondary market of the ADSs. At present, we do not have total assets or total issued securities value of A$252 million or more and therefore no approval would be required from the Australian Treasurer.

Each foreign person seeking to acquire holdings in excess of the above caps (including their associates, as the case may be) would need to complete an application form setting out the proposal and relevant particulars of the acquisition/shareholding. The Australian Treasurer then has 30 days to consider the application and make a decision. However, the Australian Treasurer may extend the period by up to a further 90 days by publishing an interim order. The Australian Treasurer has issued a guideline titled Australia’s Foreign Investment Policy which provides an outline of the policy. The policy provides that the Treasurer will reject an application if it is contrary to the national interest.

The percentage of foreign ownership in us would also be included determining the foreign ownership of any Australian company or business in which it may choose to invest. Since we have no current plans for any such acquisition and do not own any real property in Australia, any such approvals required to be obtained by us as a foreign person under the Takeovers Act will not affect our current or future ownership or lease of real property in Australia.

Our Constitution does not contain any additional limitations on a non-resident’s right to hold or vote our securities.

Australian law requires any off market transfer of our shares to be made in writing. Otherwise, while our ordinary shares remain listed on the ASX, transfers of ordinary shares take place electronically through the ASX’s exchange process and requirements. No stamp duty will be payable in Australia on the transfer of ordinary shares or ADSs.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Constitution provides that we may indemnify a person who is, or has been, an officer of the Company, to the full extent permissible by law (and not prohibited by the Corporations Act), out of our property against any liability incurred by such person as an officer of the Company and legal costs incurred in defending an action for a liability incurred by that person as an officer of the Company.

In addition, our Constitution provides that to the extent permitted by law (and not prohibited by the Corporations Act), we may pay a premium in respect of a contract insuring a person who is or has been an officer of the Company against any liability:

•	incurred by the person in his or her capacity as an officer of the Company, and

•	for costs and expenses incurred by that person in defending proceedings relating to that person acting as an officer of the Company, whether civil or criminal, and whatever their outcome.

We maintain a directors’ and officers’ liability insurance policy. We have established a policy for the indemnification of our directors and officers against certain liabilities incurred as a director or officer, including costs and expenses associated in successfully defending legal proceedings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the ADSs by the selling shareholders.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. Any proceeds received by us from the exercise of the Warrants will be used for general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of June 30, 2017 as derived from our financial statements, which are prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference into this prospectus and any prospectus supplement.

The table below presents our capitalization on an actual basis, and on an as-adjusted basis to give effect to our public offering of 2,631,268 ADSs at a purchase price per ADS of US$1.90, which closed on July 5, 2017, and application of the net proceeds to us. The table below, however, does not present our capitalization on an as-adjusted basis to give effect to the issuance and sale of 197,345,100 ordinary shares represented by ADSs issuable upon exercise of the Warrants issued to the selling shareholders in the Private Placement. The holders of the Warrants are not obligated to exercise them and, as a result, there can be no assurance that the holders will do so.

	As of June 30, 2017
	Actual A$	As Adjusted A$
Long-term financial liability	5,778,984	5,778,984
Contributed equity	195,352,543	200,757,581
Reserves	63,018,575	63,018,575
Accumulated losses	(231,838,812)	(231,838,812)

Total capitalization and indebtedness	32,311,290	37,716,328

PRICE HISTORY OF ORDINARY SHARES AND ADSs

Our ordinary shares have traded on the Australian Securities Exchange, or ASX, under the symbol “PRR” since our initial public offering on July 9, 2001. The ADSs have traded on the NASDAQ Global Market under the symbol “PBMD” since April 16, 2012. Each ADS represents 100 ordinary shares.

The following table sets forth, for the months indicated, the high and low closing sales prices for our ordinary shares on the ASX and the ADSs on the NASDAQ Global Market.

	Per Ordinary Share (A$)		Per ADS (US$) (1)
Year Ended:	High	Low	High	Low
June 30, 2013	0.20	0.06	6.96	1.70
June 30, 2014	0.11	0.03	3.43	0.82
June 30, 2015	0.19	0.02	6.48	0.42
June 30, 2016	0.09	0.04	5.40	2.67
June 30, 2017	0.04	0.03	3.23	1.59

Quarter Ended:
September 30, 2015	0.09	0.05	5.40	3.17
December 31, 2015	0.06	0.05	4.20	3.60
March 31, 2016	0.06	0.04	3.93	2.67
June 30, 2016	0.05	0.04	3.83	3.03
September 30, 2016	0.04	0.04	3.23	2.80
December 31, 2016	0.04	0.03	3.17	2.10
March 31, 2017	0.04	0.03	2.93	2.23
June 30, 2017	0.04	0.03	2.56	2.16
September 30, 2017	0.03	0.02	2.18	1.46

Month Ended:
April 2017	0.03	0.03	2.50	2.32
May 2017	0.03	0.03	2.53	2.38
June 2017	0.04	0.03	2.56	2.16
July 2017	0.03	0.02	2.17	1.59
August 2017	0.03	0.02	1.68	1.46
September 2017	0.03	0.02	1.60	1.85
October 2017 (through October 18)	0.04	0.02	2.72	1.94

(1)	On December 28, 2016, we changed the ordinary share-to-ADS ratio from 30:1 to 100:1. Per ADS closing sale prices for dates prior to such change are adjusted to give effect to such change.

As of October 18, 2017, the closing sale price of one ordinary share on the ASX was A$0.03, and the closing sale price of one ADS on the NASDAQ Global Market was US$2.38.

EXCHANGE RATE INFORMATION

The following tables set forth, for the periods and dates indicated, certain information regarding the rates of exchange of A$1.00 into US$ based on the historical daily exchange rates of the Australian dollar by the Reserve Bank of Australia.

Year Ended June 30,	At Period End	Average Rate	High	Low
	US$	US$	US$	US$
2013	0.9275	1.0271	1.0593	0.9202
2014	0.9420	0.9187	0.9672	0.8716
2015	0.7680	0.8382	0.9458	0.7114
2016	0.7426	0.7283	0.7812	0.6867
2017	0.7682	0.7545	0.7724	0.7202

	High	Low
Month	US$	US$
July 2017	0.8046	0.7585
August 2017	0.8011	0.7842
September 2017	0.8121	0.7801
October 2017 (through October 18)	0.7872	0.7755

The exchange rate as of October 18, 2017 was A$1.00 equals US$0.7848.

SELLING SHAREHOLDERS

The ADSs being offered by the selling shareholders are those ADSs that are issuable to such selling shareholders upon exercise of the Warrants. For additional information regarding the issuance of the Warrants, see “Private Placement of Warrants” below. We are registering the ADSs in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the securities purchased from us in the Private Placement and the concurrent public offering, and as may be otherwise described below, none of the selling shareholders has had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of our ordinary shares (including ordinary shares represented by ADSs) by each of the selling shareholders.

	Ordinary Shares Beneficially Owned prior to the Offering(2)		Maximum Number of Ordinary Shares to Be Sold pursuant to this Prospectus	Ordinary Shares Beneficially Owned after the Offering(2)(4)
Name of Selling Shareholder and Address(1)	Number	Percentage(3)		Number	Percentage(3)
Sabby Volatility Warrant Master Fund, Ltd.(5) c/o Sabby Management, LLC 10 Mountainview Road, Suite 205 Upper Saddle River, NJ 07458	90,707,100	3.84%	80,917,500	9,789,600	*

Franklin M. Berger 257 Park Avenue South, 15th Fl. New York, NY 10010	18,375,000	*	7,875,000	10,500,000	*

Lincoln Park Capital Fund, LLC(6) 440 N. Wells St., Suite 410 Chicago, IL 60654	88,824,200	3.76%	69,078,900	19,745,300	*

Empery Asset Master, Ltd(7) c/o Empery Asset Management, LP 1 Rockefeller Plaza, Suite 1205 New York, NY 10020	18,226,100	*	18,226,100	0	*

Empery Tax Efficient, LP(8) c/o Empery Asset Management, LP 1 Rockefeller Plaza, Suite 1205 New York, NY 10020	8,508,900	*	8,508,900	0	*

Empery Tax Efficient II, LP(9) c/o Empery Asset Management, LP 1 Rockefeller Plaza, Suite 1205 New York, NY 10020	12,738,700	*	12,738,700	0	*

*	Less than 1%.
(1)	Unless otherwise indicated, this table is based on information supplied to us by the selling shareholders and our records. Each ADS represents 100 ordinary shares.
(2)	Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting and investment power with respect to securities and including any securities that grant the selling shareholder the right to acquire our ordinary shares within 60 days of the date of this prospectus. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other selling shareholder. Assumes full exercise of the Warrants held by the selling shareholders without regard to any limitations on exercise.

(3)	Applicable percentage of ownership is based on 2,362,662,532 ordinary shares (including ordinary shares represented by ADSs) outstanding as of October 19, 2017.
(4)	Assumes that the selling shareholder disposes of all of the ordinary shares covered by this prospectus (without regard to any limitation on exercise of the Warrants) and does not acquire beneficial ownership of any additional ordinary shares (including ordinary shares represented by ADSs). The registration of these ordinary shares represented by ADSs does not necessarily mean, however, that the selling shareholder will sell all or any portion of the securities covered by this prospectus.
(5)	Sabby Management, LLC, the investment manager to Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”), has discretionary authority to vote and dispose of the shares held by Sabby and may be deemed to be the beneficial owner of these shares. Hal Mintz, in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the shares held by Sabby. Sabby Management, LLC and Mr. Mintz each disclaim any beneficial ownership of these shares.
(6)	Joshua Scheinfeld and Jonathan Cope, in their capacity as principals of Lincoln Park Capital Fund, LLC (“Lincoln Park”), have discretionary authority to vote and dispose of the shares held by Lincoln Park and may be deemed to be beneficial owners of these shares.
(7)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owners of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(8)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(9)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

PRIVATE PLACEMENT OF WARRANTS

In July 2017, we closed a public offering of 263,126,800 ordinary shares represented by 2,631,268 ADSs to the selling shareholders in exchange for proceeds to us, before expenses, of $4,762,803.42. In the Private Placement, a concurrent non-public offering, we also sold to the selling shareholders, for no additional consideration, Warrants to purchase up to an aggregate of 1,973,451 ADSs (or one Warrant to purchase up to 0.75 ADSs for each ADS purchased for cash in the public offering).

The Warrants are exercisable, at an exercise price of $2.50 per ADS (subject to certain adjustments), from their date of issue on July 5, 2017 until January 5, 2023. The Warrants contain certain limitations on exercise, including that a holder (together with its affiliates and persons acting as a group with the foregoing) cannot exercise the Warrant if it would beneficially own in excess of 4.99% of our ordinary shares outstanding immediately after giving effect to the issuance of the ordinary shares represented by the ADSs acquired pursuant to exercise of the Warrant.

SHARE CAPITAL

Ordinary Shares

The following description of our ordinary shares is only a summary. We encourage you to read our Constitution which is included as an exhibit to the registration statement of which this prospectus forms a part. We do not have a limit on our authorized share capital and do not recognize the concept of par value under Australian law. As of October 19, 2017 and June 30, 2017, we had a total of 2,362,662,532 and 2,079,742,938 ordinary shares (including ordinary shares represented by ADSs), respectively, issued and outstanding. No ordinary shares are held by, or on behalf of, Prima BioMed Ltd. In the following summary, a “shareholder” is the person registered in our register of members as the holder of the relevant securities.

As of June 30, 2017, our directors and senior executives collectively held a total of 73,553,551 ordinary shares (including ordinary shares represented by ADSs) and 42,298,894 performance rights which are exercisable for nil consideration per ordinary share. As of June 30, 2017, our directors and senior executives also collectively held 764,841 options to purchase ordinary shares (including ordinary shares represented by ADSs), which are exercisable at A$0.0774 per ordinary share, and 24,000,600 warrants to purchase ordinary shares (including ordinary shares represented by ADSs), which are exercisable at A$0.05019 per ordinary share.

Subject to restrictions on the issue of securities in our Constitution, the Corporations Act 2001 and the Listing Rules of the Australian Securities Exchange and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that the board of directors determine.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the Listing Rules of the Australian Securities Exchange, the Corporations Act 2001 and other applicable law. A general summary of some of the rights and restrictions attaching to ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of and to be present, to vote and to speak at general meetings.

Changes to our share capital during the last three fiscal years:

Period ended	Details	Number of shares	Total
As of June 30, 2014		85,562,500		6,687,394
	Bergen equity funding facility	282,128,335		23,914,480
	Ridgeback transaction	100,206,500		1,809,172
	Options and warrants exercise	52,613,924		2,647,289
	Other	87,836,501		2,657,439
	Raising Cost	—		(164,316)

As of June 30, 2015		522,785,260	A$	30,864,064

	Shares issued under Share Purchase Plan	200,000,000		10,000,000
	Ridgeback shares issued	12,136,750		209,966
	Nyenburgh Investment Partners shares issued	31,022,181		1,551,109
	Other shares issued	40,000,000		2,000,000
	Performance rights exercised	26,977,409		1,174,566
	Options exercised	3		1
	Raising Cost	—		(283,146)

As of June 30, 2016		310,136,343	A$	14,652,496

	Performance rights exercised	18,111,991		830,143
	Options exercised	3		1
	Raising Cost	—		(8,533)

As of June 30, 2017		18,111,994		821,611

Company’s Governing Rules

General

Our constituent document or governing rules is a Constitution. Our Constitution is subject to the terms of the Listing Rules of the ASX and the Australian Corporations Act 2001, and may be amended or repealed and replaced by special resolution of shareholders, which is a resolution of which notice has been given and that has been passed by at least 75% of the voting rights represented at the meeting, in person, by proxy, or by written ballot and entitled to vote on the resolution.

Purposes and Objects

As a public company we have all the rights, powers and privileges of a natural person. Our Constitution does not provide for or prescribe any specific objects or purposes.

The Powers of the Directors

Under the provision of our Constitution, our directors may exercise all the powers of our company in relation to: Management of Company

The business is managed by the directors who may exercise all the powers of our company that are not by the Corporations Act 2001 or by our Constitution required to be exercised by shareholders in general meeting, subject nevertheless to any provision of our Constitution, the Listing Rules of the ASX and to the provisions of the Corporations Act 2001.

Members Approval to Significant Changes. The directors must not make a significant change (either directly or indirectly) to the nature and scale of our company activities except after having disclosed full details to ASX in accordance with the requirements of the Listing Rules of the ASX (and obtaining shareholder approval, if required by the ASX), and the directors must not sell or otherwise dispose of the main undertaking of our company without the approval of shareholders in general meeting in accordance with the requirements of the Listing Rules.

Rights Attached to Our Ordinary Shares

The concept of authorized share capital no longer exists in Australia and as a result, our authorized share capital is unlimited. All our issued and allotted ordinary shares are validly issued and fully paid. The rights attached to our ordinary shares are as follows:

Dividend Rights. The directors may declare that a dividend be paid to the shareholders according to the shareholders’ pro rata shareholdings, and the directors may fix the amount, the time for payment and the method of payment. No dividend is payable except in accordance with the Corporations Act 2001, as amended from time to time, and no dividend carries interest as against the Company.

Voting Rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person, or by proxy, attorney or representative appointed pursuant to our Constitution. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, the required quorum consists of any two members present in person, or by proxy, attorney or representative appointed pursuant to our Constitution. The meeting is dissolved if a quorum is not present within 15 minutes from the time appointed for the meeting.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy, or by written ballot and entitled to vote on the resolution. Under our Constitution, a special resolution, such as amending our Constitution, approving any change in capitalization, winding-up, authorization of a class of shares with special rights, or other changes as specified in our Constitution, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballet, and entitled to vote on the resolution.

Reports and Notices. Shareholders are entitled to receive all notices, reports, accounts and other documents required to be furnished to members under our Constitution and the Corporations Act 2001.

Rights in Our Profits. Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights in the Event of Liquidation. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the capital at the commencement of the liquidation paid up or which ought to have been paid up on the shares held by them respectively. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights (if any), such as the right in winding up to payment in cash of the amount then paid up on the share, and any arrears of dividend in respect of that share, in priority to any other class of shares.

Pursuant to our Constitution, our directors are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting.

Changing Rights Attached to Shares

According to our Constitution, the rights attached to any class of shares, unless otherwise provided by the terms of the class, may be varied with either the written consent of the holders of not less than 75% of the issued shares of that class or the sanction of a special resolution passed at a separate general meeting of the shares of that class.

Annual and Extraordinary Meetings

Our directors must convene an annual meeting of shareholders at least once every calendar year, within five months of our last fiscal year-end balance sheet data. Notice of at least 28 days prior to the date of the meeting is required. A general meeting may be convened by any director, or one or more shareholders holding in the aggregate at least 5% of our issued capital. A general meeting must be called not more than 21 days after the request is made. The meeting must be held not later than two months after the request is given.

Limitations on the Rights to Own Securities in Our Company

Subject to certain limitations on the percentage of shares a person may hold in our company, neither our Constitution nor the laws of the Commonwealth of Australia restrict in any way the ownership or voting of shares in our company.

Changes in Our Capital

Pursuant to the Listing Rules, our directors may in their discretion issue securities to persons who are not related parties of our company, without the approval of shareholders, if such issue, when aggregated with securities issued by our company during the previous 12-month period would be an amount that would not exceed 15% of our issued capital at the commencement of the 12-month period (or a combined limit of up to 25% of our issued share capital, subject to certain conditions, if prior approval for the additional 10% is obtained from shareholders at its annual meeting of shareholders). Other allotments of securities require approval by an ordinary resolution of shareholders unless these other allotments of securities fall under a specified exemption under the Listing Rules.

Preference Shares

The Company may issue preference shares, by approval of a special majority, which is a resolution of which notice has been given and that has been passed by at least 75% of the voting rights represented at the meeting in person, by proxy, or by written ballot and entitled to vote on the resolution. There are no preference shares issued or allotted as at the date of this prospectus.

Exchange Controls

Australia has largely abolished exchange controls on investment transactions. The Australian dollar is freely convertible into U.S. dollars. In addition, there are currently no specific rules or limitations regarding the export from Australia of profits, dividends, capital or similar funds belonging to foreign investors, except that certain payments to non-residents must be reported to the Australian Cash Transaction Reports Agency, which monitors such transaction, and amounts on account of potential Australian tax liabilities may be required to be withheld unless a relevant taxation treaty can be shown to apply.

Takeover Approval Provisions

Any proportional takeover scheme must be approved by those members holding shares included in the class of shares in respect of which the offer to acquire those shares was first made. The registration of the transfer of any shares following the acceptance of an offer made under a scheme is prohibited until that scheme is approved by the relevant members.

Reduction of Capital

Subject to the Corporations Act 2001 and ASX Listing Rules, the Company may resolve to reduce its share capital by any lawful manner as our directors or shareholders may approve.

The Foreign Acquisitions and Takeovers Act 1975

Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage of the shares in an Australian company without approval from the Australian Treasurer. These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act, or the Takeovers Act.

Under the Takeovers Act, as currently in effect, any foreign person, together with associates, or parties acting in concert, is prohibited from acquiring 15% or more of the shares in any company having total assets of A$252 million or more (or A$1,094 million or more in case of U.S. investors). “Associates” is a broadly defined term under the Takeovers Act and includes:

•	spouses, lineal ancestors and descendants, and siblings;

•	partners, officers of companies, the company, employers and employees, and corporations;

•	their shareholders related through substantial shareholdings or voting power;

•	corporations whose directors are controlled by the person, or who control a person; and

•	associations between trustees and substantial beneficiaries of trust estates.

In addition, a foreign person may not acquire shares in a company having total assets of A$252 million or more (or A$1,094 million or more in case of U.S. investors) if, as a result of that acquisition, the total holdings of all foreign persons and their associates will exceed 40% in aggregate without the approval of the Australian Treasurer. If the necessary approvals are not obtained, the Treasurer may make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time. The same rule applies if the total holdings of all foreign persons and their associates already exceeds 40% and a foreign person (or its associate) acquires any further shares, including in the course of trading in the secondary market of the ADSs. At present, we do not have total assets of A$252 million or more and therefore no approval would be required from the Australian Treasurer.

Each foreign person seeking to acquire holdings in excess of the above caps (including their associates, as the case may be) would need to complete an application form setting out the proposal and relevant particulars of the acquisition/shareholding. The Australian Treasurer then has 30 days to consider the application and make a decision. However, the Australian Treasurer may extend the period by up to a further 90 days by publishing an interim order. The Australian Treasurer has issued a guideline titled Australia’s Foreign Investment Policy which provides an outline of the policy. The policy provides that the Treasurer will reject an application if it is contrary to the national interest.

If the level of foreign ownership exceeds 40% at any time, we would be considered a foreign person under the Takeovers Act. In such event, we would be required to obtain the approval of the Australian Treasurer for our company, together with our associates, to acquire (i) more than 15% of an Australian company or business with assets totaling over A$231 million; or (ii) any direct or indirect ownership in Australian residential real estate and certain non-residential real estate.

The percentage of foreign ownership in our company would also be included determining the foreign ownership of any Australian company or business in which it may choose to invest. Since we have no current plans for any such acquisition and do not own any property, any such approvals required to be obtained by us as a foreign person under the Takeovers Act will not affect our current or future ownership or lease of property in Australia.

Our Constitution does not contain any additional limitations on a non-resident’s right to hold or vote our securities.

Australian law requires any off market transfer of shares in our company to be made in writing. Otherwise, while the Company’s ordinary shares remain listed on the ASX, transfers take place electronically through the ASX’s exchange process and requirements. No stamp duty will be payable in Australia on the transfer of ADSs.

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent 100 ordinary shares (or a right to receive 100 ordinary shares) deposited with the principal Melbourne office of National Australia Bank Ltd., as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our ordinary shareholders and you will not have ordinary shareholder rights. Australian law governs ordinary shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR which are incorporated as exhibit 2.1 to the registration statement of which this prospectus forms a part.

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Ordinary shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

•	Rights to purchase additional ordinary shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary ordinary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

The depositary would continue to hold any property received in respect of deposited shares that is not distributed as deposited securities under the deposit agreement, in its account with the custodian or in another place it determines, for the benefit of ADS holders until that property can be distributed to ADS holders or otherwise disposed of for their benefit.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary to vote the number of deposited ordinary shares their ADSs represent. The depositary will notify ADS holders of ordinary shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary.

Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares from the DRS. However, you may not know about the meeting enough in advance to withdraw the ordinary shares from the DRS and vote them directly.

The depositary will try, as far as practical, subject to the laws of Australia and of our Constitution or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we have agreed in the deposit agreement to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date. The depositary intends to use the U.S. mail to deliver all notices and any other reports and communications to the holders of ADSs. We will timely provide the depositary with such quantities of such notices, reports and communications as necessary to forward to the holders of ADSs.

U.S. Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay:	For:

US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•    Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property

•    Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.05 (or less) per ADS	• Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs, i.e., US$5.00 or less per 100 ADSs (or portion of 100 ADSs)	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

US$0.05 (or less) per ADSs per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of ordinary shares on our ordinary share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or ordinary share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at that time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request to the depositary.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to the holders of ADSs holder any proceeds, or send to the holders of ADSs any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

Change the nominal or par value of our ordinary shares Reclassify, split up or consolidate any of the deposited securities

•    The cash, ordinary shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal ordinary share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

•    The depositary may, and will if we ask it to, distribute some or all of the cash, ordinary shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at an ordinary shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares.

•	When you owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release generally to a number that represents not more than 30% of the ordinary shares deposited under the deposit agreement, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement shall not constitute negligence or bad faith on the part of the depositary.

Ordinary Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities may, from time to time, sell any or all of their ordinary shares represented by ADSs covered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices relating to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	through agents;

•	to or through one or more underwriters on a firm commitment or agency basis;

•	through broker-dealers (acting as agent or principal);

•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis, or otherwise;

•	through put or call option transactions relating to the securities;

•	in settlement of short sales;

•	any other method permitted pursuant to applicable law; or

•	a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, if required, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the NASDAQ Global Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from the selling shareholders or the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and, if required, prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in any sale of the securities, the selling shareholders or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in a prospectus supplement the name of the dealer and the terms of the transactions.

The selling shareholders may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, a prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or the selling shareholders to indemnification by us and the selling shareholders against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us or the selling shareholders to payments they may be required to make in respect of such liabilities. If required, a prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange, if the securities are listed on that exchange, or in the over-the-counter market or otherwise.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

Any securities that qualify for sale pursuant to Rule 144, Regulation S or any other exemption from registration under the Securities Act may be sold under Rule 144, Regulation S or such other exemption from registration rather than pursuant to this prospectus.

To the extent that the selling shareholders make sales to or through one or more underwriters or agents in at-the-market offerings, the selling shareholders will do so pursuant to the terms of a distribution agreement among us, the selling shareholders and the underwriters or agents. If the selling shareholders engage in at-the-market sales pursuant to a distribution agreement, the selling shareholders will sell our ordinary shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, the selling shareholders may sell ordinary shares on a daily basis in exchange transactions or otherwise as the selling shareholders agree with the underwriters or agents. The distribution agreement will provide that any ordinary shares sold will be sold at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, the selling shareholders also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

The selling shareholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short-sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in a prospectus supplement (or a post-effective amendment), if required.

The selling shareholders may loan or pledge securities to a financial institution or other third party that in turn may sell or transfer the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

We cannot advise you as to whether the selling shareholders will, in fact, sell or transfer any or all of such shares, and the selling shareholders are not obligated to do so pursuant to this registration statement and may retain their securities.

Under the securities purchase agreement we entered into with the selling shareholders in connection with the Private Placement and the concurrent public offering, we agreed to indemnify each selling shareholder and certain related parties for losses, damages or liabilities relating to this registration statement, including liabilities under the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences that generally apply to U.S. Holders (as defined below) who hold ADSs as capital assets. This summary is based on the United States Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial and administrative interpretations thereof, and the bilateral taxation convention between Australia and the United States, or the Tax Treaty, all as in effect on the date hereof and all of which are subject to change either prospectively or retroactively. If you are a U.S. Holder and subject to special rules, including broker-dealers, financial institutions, certain insurance companies, investors liable for alternative minimum tax, tax-exempt organizations, regulated investment companies, non-resident aliens of the United States or taxpayers whose functional currency is not the U.S. dollar, persons who hold the ADSs through partnerships or other pass-through entities, persons who acquired their ADSs through the exercise or cancellation of any employee stock options or otherwise as compensation for their services, investors that actually or constructively own 10% or more of our voting shares, and investors holding ADSs as part of a straddle or appreciated financial position or as part of a hedging or conversion transaction, you are strongly advised to consult your personal tax advisor. This summary does not address any state, local and foreign tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations relevant to the purchase, ownership and disposition of our ADSs.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns ADSs, the U.S. federal income tax treatment of its partners will generally depend upon the status of the partner and the activities of the partnership. A partnership should consult its tax advisors regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of ADSs.

For purposes of this summary, the term “U.S. Holder” means an individual who is a citizen or, for U.S. federal income tax purposes, a resident of the United States; a corporation or other entity taxable as a corporation that is created or organized in or under the laws of the United States or any political subdivision thereof; an estate whose income is subject to U.S. federal income tax regardless of its source; or a trust if (a) a court within the United States is able to exercise primary supervision over administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

For U.S. federal income tax purposes, a U.S. Holder of ADSs will be treated as owning the underlying ordinary shares, or ADSs. Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution received by a U.S. Holder with respect to the underlying ordinary shares, including the amount of any Australian taxes withheld therefrom, will be included in gross income as a dividend to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of a U.S. Holder’s tax basis in the ADSs and thereafter will be treated as gain from the sale or exchange of the ADSs. We have not maintained and do not plan to maintain calculations of earnings and profits for U.S. federal income tax purposes. As a result, a U.S. Holder may need to include the entire amount of any such distribution in income as a dividend.

The U.S. dollar value of any distribution on the ADSs made in Australian dollars generally should be calculated by reference to the exchange rate between the U.S. dollar and the Australian dollar in effect on the date of receipt of such distribution by the U.S. Holder regardless of whether the Australian dollars so received are in fact converted into U.S. dollars. A U.S. Holder who receives payment in Australian dollars and converts those Australian dollars into U.S. dollars at an exchange rate other than the rate in effect on such day may have a foreign currency exchange gain or loss, which would generally be treated as ordinary income or loss from sources within the United States for U.S. foreign tax credit purposes.

Subject to complex limitations and certain holding period requirements, a U.S. Holder may elect to claim a credit for Australian tax withheld from distributions against its U.S. federal income tax liability. The limitations set out in the Code include computational rules under which foreign tax credits allowable with respect to specific classes of income cannot exceed the U.S. federal income taxes otherwise payable with respect to each such class of income. Dividends generally will be treated as foreign-source passive category income for U.S. foreign tax credit purposes. A U.S. Holder that does not elect to claim a U.S. foreign tax credit may instead claim a deduction for Australian tax withheld. Dividends will not, however, be eligible for the “dividends received deduction” generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Subject to certain limitations, dividends received by a non-corporate U.S. Holder are subject to tax at a reduced maximum tax rate of 20 percent. Distributions taxable as dividends generally qualify for the 20 percent rate provided that: (i) the issuer is entitled to benefits under the Tax Treaty or (ii) the shares are readily tradable on an established securities market in the United States and certain other requirements are met. We believe that we are entitled to benefits under the Tax Treaty and that the ADSs currently are readily tradable on an established securities market in the United States. However, no assurance can be given that the ADSs will remain readily tradable. However, the reduced rate does not apply to dividends received from PFICs. As noted below, we believe there is a material risk that we are a PFIC.

The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions (including pre-release transactions that may be undertaken by the depositary as described in “Description of the American Depositary Shares – Pre-release of ADSs”) that are inconsistent with the claiming of foreign tax credits for U.S. holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of Australian taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our Company.

Disposition of ADSs

If you sell or otherwise dispose of ADSs, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and your adjusted tax basis in the ADSs. Subject to the passive foreign investment company rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if you have held the ADSs for more than one year at the time of the sale or other disposition. In general, any gain that you recognize on the sale or other disposition of ADSs will be gain from U.S. sources for purposes of the foreign tax credit limitation; losses will generally be allocated against U.S. source income. The deduction of capital losses is subject to certain limitations under the Code.

In the case of a cash basis U.S. Holder who receives Australian dollars in connection with the sale or other disposition of ADSs, the amount realized will be calculated based on the U.S. dollar value of the Australian dollars received as determined on the settlement date of such exchange. A U.S. Holder who receives payment in Australian dollars and converts Australian dollars into U.S. dollars at a conversion rate other than the rate in effect on the settlement date may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss from sources within the United States for U.S. foreign tax credit purposes.

An accrual basis U.S. Holder may elect the same treatment required of cash basis taxpayers with respect to a sale or disposition of ADSs, provided that the election is applied consistently from year to year. Such election may not be changed without the consent of the Internal Revenue Service, or the IRS. In the event that an accrual basis U.S. Holder does not elect to be treated as a cash basis taxpayer (pursuant to the Treasury regulations applicable to foreign currency transactions), such U.S. Holder may have a foreign currency gain or loss for U.S.

federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the trade date and the settlement date. Any such currency gain or loss would be treated as ordinary income or loss from sources within the United States for U.S. foreign tax credit purposes.

Passive Foreign Investment Companies

There is a substantial risk that we are a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Our treatment as a PFIC could result in a reduction in the after-tax return to the U.S. Holders of our ADSs and may cause a reduction in the value of such securities.

For U.S. federal income tax purposes, we will be classified as a PFIC for any taxable year in which (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, cash is considered to be an asset which produces passive income. Passive income generally includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets which produce passive income. As a result of our substantial cash position, the decline in the value of our stock and the current composition of our gross income, we believe that there is a material risk that we are currently a PFIC and that may be a PFIC in the future.

If we are a PFIC in any taxable year during which a U.S. Holder owns ADSs, such U.S. Holder could be liable for additional taxes and interest charges upon (i) certain distributions by us (generally any distribution paid during a taxable year that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the ADSs), and (ii) any gain realized on a sale, exchange or other disposition, including a pledge, of the ADSs, whether or not we continue to be a PFIC. In these circumstances, the tax will be determined by allocating such distributions or gain ratably over the U.S. Holder’s holding period for the ADSs. The amount allocated to the current taxable year and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates applicable to ordinary income for each such taxable year, and an interest charge, generally that applicable to underpayments of tax, will also be imposed on the amount of taxes so derived for each such taxable year.

The PFIC provisions discussed above apply to U.S. persons who directly or indirectly hold stock in a PFIC. Both direct and indirect shareholders of PFICs are subject to the rules described above. Generally, a U.S. person is considered an indirect shareholder of a PFIC if it is:

•	A direct or indirect owner of a pass-through entity, including a trust or estate, that is a direct or indirect shareholder of a PFIC;

•	A shareholder of a PFIC that is a shareholder of another PFIC; or

•	A 50%-or-more shareholder of a foreign corporation that is not a PFIC and that directly or indirectly owns stock of a PFIC.

An indirect shareholder may be taxed on a distribution paid to the direct owner of the PFIC and on a disposition of the stock indirectly owned. Indirect shareholders are strongly urged to consult their tax advisors regarding the application of these rules.

If we cease to be a PFIC in a future year, a U.S. Holder may avoid the continued application of the tax treatment described above by electing to be treated as if it sold its ADSs on the last day of the last taxable year in which we were a PFIC. Any gain would be recognized and subject to tax under the rules described above. Loss would not be recognized. A U.S. Holder’s basis in its ADSs would be increased by the amount of gain, if any, recognized on the sale. A U.S. Holder would be required to treat its holding period for its ADSs as beginning on the day following the last day of the last taxable year in which we were a PFIC.

If the ADSs are considered “marketable stock” and if a U.S. Holder elects to “mark-to-market” its ADSs, the U.S. Holder would not be subject to tax under the excess distribution regime described above. Instead, the U.S. Holder would generally include in income any excess of the fair market value of the ADSs at the close of each tax year over the adjusted tax basis of the ADSs. If the fair market value of the ADSs had depreciated below the adjusted basis at the close of the tax year, the U.S. Holder would be entitled to deduct the excess of the adjusted basis of the ADSs over their fair market value at that time. However, such deductions generally would be limited to the net mark-to-market gains, if any, the U.S. Holder included in income with respect to such ADSs in prior years. Income recognized and deductions allowed under the mark-to-market provisions, as well as any gain or loss on the disposition of ADSs with respect to which the mark-to-market election is made, is treated as ordinary income or loss (except that loss is treated as capital loss to the extent the loss exceeds the net mark-to-market gains, if any, that a U.S. Holder included in income with respect to such ordinary shares in prior years). However, gain or loss from the disposition of ADSs (as to which a “mark-to-market” election was made) in a year in which we are no longer a PFIC, will be capital gain or loss. Our ADSs should be considered “marketable stock” if they traded at least 15 days during each calendar quarter of the relevant calendar year in more than de minimis quantities.

A U.S. Holder of ADSs will not be able to avoid the tax consequences described above by electing to treat us as a qualified electing fund. In general, a qualified electing fund is, with respect to a U.S. person, a passive foreign investment company if the U.S. person has elected to include its proportionate share of a company’s ordinary earnings and net capital gains in U.S. income on an annual basis. A qualified electing fund election can only be made with respect to us if we provide U.S. Holders with certain information on an annual basis, and we do not intend to prepare the information that U.S. Holders would need to make the qualified electing fund election.

Backup Withholding and Information Reporting

Payments in respect of ADSs may be subject to information reporting to the U.S. Internal Revenue Service and to U.S. backup withholding tax at a rate equal to the fourth lowest income tax rate applicable to individuals (which, under current law, is 28%). Backup withholding will not apply, however, if a U.S. Holder (i) is a corporation, (ii) satisfies an applicable exemption, or (iii) furnishes correct taxpayer identification.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

We are a public limited company incorporated under the laws of Australia. A majority of our directors and executive officers are non-residents of the United States, and all or substantially all of the assets of such persons are located outside the United States. As a result, it may not be possible for you to:

•	effect service of process within the United States upon any of our directors and executive officers or on us;

•	enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;

•	enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•	to bring an original action in an Australian court to enforce liabilities against any of our directors and executive officers or us based upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments obtained in the U.S. courts against any of our directors and executive officers or us, including actions under the civil liability provisions of the U.S. securities laws.

EXPENSES

The following table sets forth an estimate of the fees and expenses payable by us in connection with the potential sale of the ordinary shares covered by this prospectus (other than any sales commissions or discounts, which will be paid by the selling shareholders). The estimates to not include expenses related to offerings of particular securities. Any prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$644.95
Accounting fees and expenses	10,000
Legal fees and expenses	15,000
Depositary fees and expenses	39,500

Total	$65,144.95

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by K&L Gates LLP, Melbourne, Australia.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a public reporting company and file annual reports on Form 20-F and furnish certain other information on Form 6-K with the SEC. We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the ADSs offered for resale by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the ADSs offered for resale by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s website at www.sec.gov. We maintain a website at www.primabiomed.com.au. Information contained in, or accessible through, our website does not constitute a part of this prospectus or the registration statement of which it is a part.

We are a “foreign private issuer” as defined under Rule 405 of the Securities Act. As a result, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act and the insider reporting and short-swing profit provisions under Section 16 of the Exchange Act. We intend to fulfill the informational requirements that do apply to us as a foreign private issuer under the Exchange Act. We will also be subject to the informational requirements of the ASX and the Australian Securities and Investments Commission. You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the ASX and the Australian Securities and Investment Commission. Our public filings with the ASX are electronically available from the ASX’s website (www.asx.com.au), and you may call the Australian Securities and Investments Commission at +61 3 5177 3988 for information about how to obtain copies of the materials that we file with it.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus.

We incorporate by reference into this prospectus and the registration statement of which it is a part the documents listed below, any amendments to such filings, and any future filings we make with the SEC on Form 20-F, as the same may be amended from time to time, to the extent filed and not including information deemed furnished after the date of this prospectus but prior to the termination of the offering of the ADSs covered by this prospectus:

•	our Annual Report on Form 20-F for the fiscal year ended June 30, 2017, filed with the SEC on October 19, 2017; and

•	the information contained in Exhibit 99.1 to our Current Report on Form 6-K, furnished to the SEC on July 6, 2015 (but only the information appearing on Annexures A, B and C (Summary—Ridgeback Subscription Agreement, Ridgeback Note Terms and Ridgeback Warrant Terms, respectively, in such Exhibit)).

We may also choose to incorporate by reference information furnished in the future on a Form 6-K by identifying in such Form 6-K the information that is being incorporated into this prospectus and the registration statement of which it is a part.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Prima BioMed Ltd

Level 12, 95 Pitt Street

Sydney, 2000 New South Wales

Australia

+61 (0)2 8315 7003

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Our Constitution provides that we may indemnify a person who is, or has been, an officer of the Company, to the full extent permissible by law (and not prohibited by the Australian Corporations Act 2001), out of our property against any liability incurred by such person as an officer of the Company and legal costs incurred in defending an action for a liability incurred by that person as an officer of the Company.

In addition, our Constitution provides that to the extent permitted by law (and not prohibited by the Australian Corporations Act 2001), we may pay a premium in respect of a contract insuring a person who is or has been an officer of the Company against any liability:

•	incurred by the person in his or her capacity as an officer of the Company, and

•	for costs and expenses incurred by that person in defending proceedings relating to that person acting as an officer of the Company, whether civil or criminal, and whatever their outcome.

We maintain a directors’ and officers’ liability insurance policy. We have established a policy for the indemnification of our directors and officers against certain liabilities incurred as a director or officer, including costs and expenses associated in successfully defending legal proceedings.

Item 9. Exhibits.

		Incorporated By Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

3.1	Constitution	20-F	002-35428	1.1	2/13/12

4.1	Form of Deposit Agreement between Prima BioMed Ltd, The Bank of New York Mellon, as Depositary, and owners and holders from time to time of ADSs issued thereunder, including the Form of American Depositary Receipts	20-F	001-35428	2.1	4/2/12

4.2	Form of American Depositary Share Purchase Warrant	20-F	001-35428	2.3	10/19/17

5.1	Opinion of K&L Gates LLP					X

23.1	Consent of PricewaterhouseCoopers					X

23.3	Consent of K&L Gates LLP (see exhibit 5.1)					X

24.1	Power of Attorney (filed herewith as part of the signature page)					X

Item 10. Undertakings.

The undersigned Registrant hereby undertakes:

(a) (1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 8 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated By Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

3.1	Constitution	20-F	002-35428	1.1	2/13/12

4.1	Form of Deposit Agreement between Prima BioMed Ltd, The Bank of New York Mellon, as Depositary, and owners and holders from time to time of ADSs issued thereunder, including the Form of American Depositary Receipts	20-F	001-35428	2.1	4/2/12

4.2	Form of American Depositary Share Purchase Warrant	20-F	001-35428	2.3	10/19/17

5.1	Opinion of K&L Gates LLP					X

23.1	Consent of PricewaterhouseCoopers					X

23.3	Consent of K&L Gates LLP (see exhibit 5.1)					X

24.1	Power of Attorney (filed herewith as part of the signature page)					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sydney, Australia, on October 19, 2017.

PRIMA BIOMED LTD

By:	/s/ Marc Voigt
Name:	Marc Voigt
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Marc Voigt and Deanne Miller, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc Voigt Marc Voigt	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	October 19, 2017

/s/ Grant Chamberlain Grant Chamberlain	Director	October 19, 2017

/s/ Russell Howard Russell Howard	Director	October 19, 2017

/s/ Pete Meyers Pete Meyers	Director	October 19, 2017

/s/ Lucy Turnbull Lucy Turnbull	Director	October 19, 2017

/s/ Albert Wong Albert Wong	Director	October 19, 2017

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned has duly signed this registration statement, solely in his capacity as the duly authorized representative of Prima BioMed Ltd in the United States, in the City of New York, State of New York, on October 19, 2017.

/s/ Pete Meyers
Pete Meyers
Authorized Representative in the United States